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                     October 14, 2020

       James Parslow
       Chief Financial Officer
       Xenetic Biosciences, Inc.
       40 Speen Street, Suite 102
       Framingham, Massachusetts 01701

                                                        Re: Xenetic
Biosciences, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 30,
2020
                                                            File No. 001-37937

       Dear Mr. Parslow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Caitlin Simkins